Exhibit 5.1

1055 Washington Boulevard Stamford, CT 06901

February [●], 2023

NYIAX, Inc.

180 Maiden Lane, 11th Floor

New York, NY 10005

Re:

Ladies and Gentlemen:

We have acted as counsel for NYIAX, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (File No. 333-265357) (the “Registration Statement”), including a related prospectus filed with the Registration Statement (the “Prospectus”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), covering (i) an underwritten public offering of 1,850,000 shares (the “Offered Shares”) of common stock par value $0.0001 per share (the “Common Stock”), (ii) the reselling by certain selling stockholders (the “Selling Stockholders”) of 1,360,000 shares of Common Stock (the “Resale Shares”), and (iii) the issue of up to an additional 277,500 shares of Common Stock to the underwriters pursuant to the exercise of an over-allotment option granted to the underwriters (the “Over Allotment Shares”) (the Offered Shares, the Resale Shares and the “Over Allotment Shares collectively, the “Shares”). The Offered Shares and Over Allotment Shares are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into between the Company and the underwriters named therein. This opinion is being rendered in connection with the filing of the Registration Statement with the Commission.

In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Certificate of Incorporation, as amended, and Bylaws, as currently in effect, (ii) the Registration Statement and related Prospectus, (iii) the form of the Underwriting Agreement, and (iv) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials or of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to certain questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts.

Based on the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that (i) the Offered Shares and Over-allotment Shares, when issued and sold as contemplated in the Registration Statement and the related Prospectus, and upon payment and delivery in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable; and (ii) the Resale Shares to be offered by the Selling Stockholders, when sold as contemplated in the Registration Statement and the related Prospectus, will be legally issued, fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware (including reported judicial decisions interpreting the General Corporation Law of the State of Delaware) and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement.

Very truly yours,

ROBINSON & COLE LLP